Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-128859) on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 19, 2009, with respect to the statement of changes in net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Southfield, Michigan
March 31, 2011